Exhibit 99.1

                        COVALENT REPORTS RESULTS FOR 2004

    WAYNE, Pa., March 29 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the fourth quarter and full year ended December 31, 2004.

    Net revenue for the year was $13.6 million compared to $20.8 million for 2003. Net revenue excludes reimbursements for out-of pocket expenses because they are made at cost and have no impact on net income. Total operating expenses decreased by $3.3 million to $24.4 million for 2004 compared to $27.7 million for 2003. The decrease in total operating expenses resulted principally from a reduction in the level of clinical trial studies conducted by the Company in 2004 and reductions in headcount. Net loss for 2004 was $4.2 million, or a loss of $0.32 cents per share, compared to a net loss of $562,000, or a loss of $0.04 cents per share, for 2003.

    Net revenue for the fourth quarter of 2004 was $2.7 million as compared with $4.8 million for the comparable prior year period. The decrease of $2.1 million in net revenue resulted in part from lower new business awards as well as the winding down of several later stage projects as they completed their development cycle. Fourth quarter revenues grew sequentially by 41% compared with the third quarter of 2004. This sequential revenue growth in the fourth quarter reversed a trend of declining quarterly revenues as reported during the first three quarters of 2004.

    Net expenses for the quarter ended December 31, 2004, excluding the reimbursement for out of pocket expenses, were $4.1 million versus $5.9 million for the comparable prior year period, a decrease by approximately $1.8 million. This decrease was principally due to a $1.4 million reduction in direct expenses due to reduced clinical trial activity and a $400,000 reduction in selling, general and administrative expenses (SG&A) due principally to headcount reductions.

    Net loss for the fourth quarter of 2004 was $1.4 million, or a loss of $0.10 per share, compared to net loss of $723,000, or a loss of $0.06 per share, for the comparable prior year period.

    Cash and cash equivalents were $3.2 million as of December 31, 2004, compared with $2.1 million as of December 31, 2003, an increase of $1.1 million. This increase was principally the result of an increase in cash flow from operating activities in the amount of $704,000 combined with proceeds received from the exercise of common stock options during 2004 and offset by purchases of property and equipment.

    Our backlog as of December 31, 2004 was $15 million compared to $13 million as of December 31, 2003, an increase of $2 million.

    Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, "Our fourth quarter results continued to be negatively impacted by the completion of several large legacy studies whose actual costs were in excess of our original cost estimates. This was further exacerbated by delays in the timing of final signatures on certain change in scope amendments for existing contracts. The legacy projects that have created financial challenges for us are now completed and our results going forward will be based on the current book of business and backlog that is on more favorable terms than the legacy studies. We believe that the worst is behind us, and our future financial results will be substantially improved compared with our quarterly results during each of the last three quarters of 2004. Our current financial projection for the first quarter of 2005 is to be at or near break-even."

    Dr. Borow continued, "As we move forward, it is important to keep our recent programmatic successes in perspective. These successes, which act as a base for new business development, were most evident in multiple therapeutic areas including cardiovascular diseases, vaccines and biologics, lipid and metabolic disorders, renal disease, neurology, respiratory diseases, and abnormalities of bone metabolism. As a direct consequence of our 2004 successes, we believe that Covalent is well-positioned to compete for several new business opportunities that could significantly increase the amount of our 2005 new business awards. The anticipated result of our new business awards combined with a leaner cost structure, increased backlog and more favorable mix of existing contracts should reverse the trends that adversely affected financial performance in 2004."

    Covalent Group will hold a conference call Wednesday, March 30, 2005 at 9:00 a.m. EST to discuss fourth quarter results. To participate in the live call by telephone, please dial 888-202-2422 from the U.S., or for international callers, please dial 913-981-5592. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.covalentgroup.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.

    An audio replay will be available on the Company Web site for 30 days through April 29, 2005. A telephone audio replay will also be available for 10 days through April 9, 2005, by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 8757844.

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens' health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

    This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and
(x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

    Investor Relations Contact:   Lawrence Hoffman, CPA, Esq.
                                  CFO, Covalent Group, Inc.
                                 (610) 975-9533

    Contact us on-line:           http://www.covalentgroup.com

                              Covalent Group, Inc.
                      Consolidated Statements of Operations

                                                   Year Ended December 31,
                                               -------------------------------
                                                   2004             2003
                                               --------------   --------------
     Net revenue                               $   13,589,614   $   20,835,742
     Reimbursement revenue                          5,387,731        5,793,459

Total Revenue                                      18,977,345       26,629,201

Operating Expenses
    Direct                                         13,360,367       15,417,144
    Reimbursement out-of-pocket
     expenses                                       5,387,731        5,793,459
    Selling, general and
     administrative                                 4,942,316        5,650,693
    Depreciation and amortization                     758,779          877,623

Total Operating Expenses                           24,449,193       27,738,919

Income (Loss) from Operations                      (5,471,848)      (1,109,718)

     Interest Income                                   13,625           16,545
     Interest Expense                                 (10,425)         (12,962)

Net Interest Income (Expense)                           3,200            3,583

Income (Loss)  before Income Taxes                 (5,468,648)      (1,106,135)

Income Tax Provision (Benefit)                     (1,245,353)        (544,032)

Net Income (Loss)                              $   (4,223,295)  $     (562,103)

Net Income (Loss) per Common Share

Basic                                          $        (0.32)  $        (0.04)
Diluted                                        $        (0.32)  $        (0.04)

Weighted Average Common and Common
 Equivalent Shares Outstanding
Basic                                              13,238,778       12,746,973
Diluted                                            13,238,778       12,746,973

                              Covalent Group, Inc.
                           Consolidated Balance Sheets

                                                         December 31,
                                               -------------------------------
                                                    2004              2003
                                               --------------   --------------
Assets
Current Assets
   Cash and cash equivalents                   $    3,165,986   $    2,069,687
   Restricted cash                                    145,612          604,185
   Accounts receivable, less allowance
    of $40,000                                      5,209,950        5,709,326
   and $0 for 2004 and 2003,
    respectively
   Prepaid expenses and other                         158,287          166,322
   Prepaid taxes                                    1,132,315        1,267,501
   Costs and estimated earnings in
    excess of
     related billings on uncompleted
      contracts                                     1,667,947        8,740,964
       Total Current Assets                        11,480,097       18,557,985

Property and Equipment, Net                         1,321,139        1,805,331

Other Assets                                           21,665           21,665

Total Assets                                   $   12,822,901   $   20,384,981

Liabilities and Stockholders' Equity
Current Liabilities
   Accounts payable                            $    1,101,788   $    3,545,039
   Accrued expenses                                   392,385          263,664
   Obligations under capital leases                    23,709           24,268
   Billings in excess of related costs
    and estimated earnings on uncompleted
    contracts                                       1,770,275        1,181,426
   Customer advances                                1,080,469        3,032,758
       Total Current Liabilities                    4,368,626        8,047,155

Long Term Liabilities
   Obligations under capital leases                    63,309           87,018
   Other liabilities                                  581,710          698,050
   Deferred income tax                                      -          211,040
       Total Long Term Liabilities                    645,019          996,108
Total Liabilities                                   5,013,645        9,043,263

Stockholders' Equity
   Common stock,  $.001 par value
    25,000,000 shares authorized, 13,495,534
    and 13,235,483 shares issued and
    outstanding respectively                           13,496           13,235
   Additional paid-in capital                      12,017,822       11,372,674
   Retained earnings (deficit)                     (3,933,377)         289,918
   Accumulated other comprehensive income             170,289          124,865
      Less:                                         8,268,230       11,800,692
        Treasury stock, at cost,
         152,932 shares                              (458,974)        (458,974)
          Total Stockholders' Equity                7,809,256       11,341,718

Total Liabilities and Stockholders'
 Equity                                        $   12,822,901   $   20,384,981

SOURCE  Covalent Group, Inc.
    -0-                             03/29/2005
    /CONTACT: Lawrence Hoffman, CPA, Esq., CFO, Covalent Group, Inc., +1-610-975-9533 /
    /Web Site: http://www.covalentgroup.com /